                                                                   EXHIBIT 10.16

                            C-CUBE MICROSYSTEMS INC.

                         MANAGEMENT RETENTION AGREEMENT

        This Management Retention Agreement (the "Agreement") is made and entered into by and between Umesh Padval (the "Employee") and C-Cube Microsystems Inc. (the "Company"), effective as of 18 February, 2000 (the "Effective Date").

                                    RECITALS

                A. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the "Board") recognizes that such consideration can be a distraction to Employee and can cause Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

                B. The Board believes that it is in the best interests of the Company and its shareholders to provide Employee with an incentive to continue his employment and to motivate Employee to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.

                C. The Board believes that it is imperative to provide Employee with certain severance benefits upon Employee's termination of employment in anticipation of or following a Change of Control which provides Employee with enhanced financial security and provides incentive and encouragement to Employee to remain with the Company notwithstanding the possibility of a Change of Control.

                D. Certain capitalized terms used in the Agreement are defined in Section 8 below.

        The parties hereto agree as follows:

        1. Term of Agreement. This Agreement shall terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

        2. At-Will Employment. The Company and Employee acknowledge that Employee's employment is and shall continue to be at-will, as defined under applicable law. If Employee's employment terminates for any reason, including (without limitation) a termination prior to a Change of Control (other than a termination in anticipation of a Change of Control), Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company's established employee plans and practices or pursuant to other agreements with the Company.

     3. Change of Control Severance Benefits.

        (a) Termination Without Cause or by Reason of an Involuntary Termination. If Employee's employment is terminated (i) for reasons other than Cause (other than by reason of Employee's death or Disability) or (ii) by reason of an Involuntary Termination, in either case in anticipation of, on or within twelve (12) months following a Change of Control, then Employee shall be entitled to receive the following benefits from the Company:

            (i) Salary Continuation. Employee shall receive continuation of Base Salary for a period of twelve (12) months following Employee's termination of employment; provided, however, any such salary continuation shall immediately terminate upon Employee's commencement of full-time employment with another employer. All such severance payments shall be made in accordance with the Company's normal payroll practices. Such continuation of Base Salary shall be in lieu of any and all other benefits for which Employee is entitled to receive on the date of Employee's termination of employment pursuant to any Company severance and benefit plans and practices or pursuant to other agreements with the Company.

            (ii) Employee Benefits Continuation. Employee shall receive one hundred percent (100%) of Company-paid health, dental, vision, long-term disability and life insurance coverage at the same level of coverage as was provided to Employee immediately prior to Employee's termination of employment ("Company-Paid Coverage"). If such coverage included Employee's dependents immediately prior to Employee's termination, such dependents shall also be covered at the Company's expense. Company-Paid Coverage shall continue until the earlier of (i) twelve (12) months following the date of Employee's termination, or (ii) the date upon which Employee or Employee's dependents become covered under another employer's group health, dental, vision, long-term disability or life insurance plans.

            (iii) Equity Compensation Accelerated Vesting. Immediately upon Employee's termination, one hundred percent (100%) of the unvested portion of any stock option, restricted stock or other Company equity compensation held by the Employee shall automatically be accelerated in full so as to become completely vested.

        (b) Voluntary Resignation; Termination For Cause. If the Employee's employment terminates by reason of the Employee's voluntary resignation that is not an Involuntary Termination, or if the Employee is terminated for Cause, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company's then existing severance and benefits plans or pursuant to other written agreements with the Company.

        (c) Disability; Death. If the Employee's employment with the Company terminates as a result of the Employee's Disability, or if Employee's employment is terminated due to the death of the Employee, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company's then existing severance and benefits plans or pursuant to other written agreements with the Company.

          (d) Termination Apart from Change of Control. In the event the Employee's employment is terminated for any reason, either prior to the occurrence of a Change of Control (but not in anticipation of such Change of Control) or after the twelve (12)-month period following a Change of Control, then the Employee shall be entitled to receive severance and any other benefits only as may then be established under the Company's existing severance and benefits plans or pursuant to other written agreements with the Company. Notwithstanding the preceding sentence, in the event Employee's employment is terminated (i) by the Company other than for Cause, or (ii) by Employee by reason of Involuntary Termination, in either case prior to the occurrence of a Change of Control (but not in anticipation of such Change of Control) or after the twelve (12)-month period following a Change of Control, the unvested portion of any stock option, restricted stock or other Company equity compensation held by Employee shall partially accelerate with respect to the number of shares that would have vested during the twelve (12)-month period following Employee's termination had Employee remained an employee during such twelve (12)-month period, and shall become automatically vested with respect to such shares.

     4. Non-solicitation. Employee agrees that during the period of Employee's employment with the Company and for a period of twelve (12) months following the Employee's termination of employment for any reason, Employee will not:

          (a) Directly or indirectly induce or attempt to influence any employee of the Company to leave its employ; or

          (b) Without prior written authorization from the Company, disclose to anyone outside the Company, or use in other than the Company's business, any confidential information and material relating to the business of the Company.

     5. Execution of Release Agreement upon Termination. As a condition of entering into this Agreement and receiving the benefits hereunder, Employee agrees to execute a release of claims agreement substantially in the form attached hereto as Exhibit A upon the termination of his employment with the Company. The Company agrees that any claim or claims it brings against Employee must be brought within twelve (12) months of the termination date of Employee's employment. All claims not brought by the Company within twelve (12) months of the termination date of Employee's employment shall be forever barred.

     6. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Employee (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this
Section 6, would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then Employee's benefits hereunder shall be either

          (a)  delivered in full, or

          (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the Excise Tax, results in the receipt by Employee on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and Employee otherwise agree in writing, any determination required under this Section 6 shall be made in writing in good faith by the accounting firm serving as the Company's independent public accountants immediately prior to the Change of Control (the "Accountants"). For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.

     7. Pooling of Interests Limitation. To the extent any of the benefits (including the equity compensation vesting acceleration) hereunder would cause a contemplated Change of Control transaction that was intended to be accounted for as a "pooling-of-interests" transaction to become ineligible for such accounting treatment under generally accepted accounting principles, as determined by the Accountants, then this Agreement shall automatically be deemed amended to provide Employee with such lesser benefits as would allow for the contemplated Change of Control transaction to be accounted for as a "pooling-of-interests" transaction.

     8. Definition of Terms. The following terms, when capitalized to in this Agreement, shall have the following meanings:

          (a) Base Salary. "Base Salary" shall mean Employee's annual Company salary at the rate in effect immediately preceding Employee's date of termination with the Company.

          (b) Cause. "Cause" shall mean either (i) any act of personal dishonesty taken by Employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of Employee at the expense of the Company, (ii) Employee's conviction of or entry of a plea of nolo contendere to a felony, (iii) a willful act by Employee which constitutes gross misconduct and which is demonstrably injurious to the Company, or (iv) following delivery to Employee of a written demand for performance from the Company which describes the basis for the Company's belief that Employee has not substantially performed his duties, continued substantial violations by Employee of Employee's obligations to the Company which are demonstrably willful and deliberate on Employee's part.

          (c) Change of Control. "Change of Control" shall mean the occurrence of any of the following events:

          (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

          (ii) The consummation of the sale or disposition by the Company of all or substantially all the Company's assets; or

          (iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

          (iv) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date upon which this Agreement was entered into, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii), or (iii) above, or in connection with an actual or threatened proxy contest relating to the election of directors to the Company; or

          (v) The sale, spin-off or other disposition to third parties by the Company of all or substantially all of the business or division of the Company that employes the Employee.

     (d) Disability. "Disability" shall mean that the Employee has been unable to perform his Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee's legal representative (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days' written notice by the Company of its intention to terminate the Employee's employment. In the event that the Employee resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

     (e) Involuntary Termination. "Involuntary Termination" shall mean (i) without Employee's express written consent, a material reduction of Employee's duties, authority and responsibilities, relative to Employee's duties, authority and responsibilities as in effect immediately prior to such reduction, or the assignment to Employee of such reduced duties, authority and responsibilities; provided, however, that a reduction in duties, authority and responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer of C-Cube Microsystems, Inc. remains as such following a Change of Control and is not made the Chief Financial Officer of the acquiring corporation) shall not constitute "Involuntary Termination;" (ii) a reduction by the Company in the Base Salary of Employee as in effect immediately prior to such reduction, other than any such reduction which is part of, and generally consistent with, a general reduction of officers salaries or cash incentive compensation; (iii) a material reduction by the Company in the kind or level of employee benefits, to which Employee was entitled immediately prior to such reduction with the result that Employee's overall benefits package is materially reduced; (iv) the relocation of Employee to a facility or a location more than thirty-five (35) miles from Employee's then present location, without Employee's express written consent; (v) any purported termination of Employee by the Company which is not effected for Disability or for Cause, or any purported termination for which the grounds relied upon are not valid; or (vi) the failure of the Company to obtain the assumption of this agreement by any successors contemplated in Section 9(a) below. A resignation tendered by Employee pursuant to a direct request of the Board shall, for purposes of this Agreement, be treated as an Involuntary Termination.

     9.   Successors.

          (a) Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets (or, in the case of a transaction described in subsection 8(c)(v), the successor to such business or division) shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any such successor to the Company which executes and delivers the assumption agreement described in this
Section 9(a) or which becomes bound by the terms of this Agreement by operation of law.

          (b) Employee's Successors. The terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     10.  Notice.

          (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

            (b) Notice of Termination. Any termination by the Company for Cause or by Employee as a result of an Involuntary Termination shall be communicated by a notice of termination to the other party hereto give in accordance with
Section 10(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 30 days after the giving of such notice). The failure by Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of Employee hereunder or preclude Employee from asserting such fact or circumstance in enforcing his rights hereunder.

      11. Miscellaneous Provisions.

            (a) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

            (b) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement represents the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior arrangements and understandings regarding same.

            (c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

            (d) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

            (e) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes to the extent required by law.

            (f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.


DATE: 28 February 2000                  C-CUBE MICROSYSTEMS, INC.
     --------------------

                                        By: /s/ ALEXANDRE BALKANSKI
                                           ----------------------------------
                                                  Alexandre Balkanski

                                        Title:    CEO
                                              -------------------------------


                                        EMPLOYEE

                                          /s/ UMESH PADVAL           2/18/00
                                        -------------------------------------
                                                     Umesh Padval

                                   EXHIBIT A

                        FORM RELEASE OF CLAIMS AGREEMENT

     This Release of Claims Agreement ("Agreement") is made by and between ________________ (the "Company") and Umesh Padval ("Employee").

     WHEREAS, Umesh Padval was employed by the Company;

     WHEREAS, the Company (or the Company's predecessor) and Employee have entered into a Management Retention Agreement effective as of ____________, 2000 (the "Management Agreement");

     NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Employee (collectively referred to as "the Parties") hereby agree as follows:

          1. Termination. Employee's employment with the Company terminated on
_______________.

          2. Consideration. Subject to and in consideration of Employee's release of claims as provided herein, the Company has agreed to pay Employee certain benefits as set forth in the Management Agreement.

          3. Payment of Salary. Employee acknowledges and represents that except as to amounts that remain payable to Employee pursuant to the terms of the Management Agreement, the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee.

          4. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee, on behalf of himself, and his respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

               (a) any and all claims relating to or arising from Employee's employment relationship with the Company and the termination of that Relationship;

               (b) any and all claims relating to, or arising from, Employee's right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

               (c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

               (d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq. and all amendments to each such Act as well as the regulations issued thereunder;

               (e) any and all claims for violation of the federal, or any state, constitution;

               (f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

               (g) any and all claims for attorneys' fees and costs.

               (h) Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not apply to the Company's obligation to indemnify Employee for acts committed in the course and scope of his employment to the fullest extent provided for in the California Labor Code, or any other right or contract of indemnification. This release does not apply under any Company employee benefit and/or retirement plan to the extent rights are provided for in such plan(s).

          5. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has seven
(7) days following the execution of this Agreement by the parties to revoke the Agreement; and (d) this Agreement shall not be effective until the revocation period has expired. Any revocation should be in writing and delivered to the Company by close of business on the seventh day from the date that Employee signs this Agreement.

                6. Civil Code Section 1542. Employee represents that he is not aware of any claims against the Company other than the claims that are released by this Agreement. Employee acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code
Section 1542, which provides as follows:

                A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS
                FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS
                SETTLEMENT WITH THE DEBTOR.

        Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

                7.      No Pending or Future Lawsuits. Employee represents that
(1) he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein, or (2) in the event he has brought a lawsuit, claim or action on behalf of himself, he will dismiss the lawsuit, claim or action with prejudice, or (3) in the event he has brought a lawsuit, claim or action on behalf of any other person or entity, he will dismiss the lawsuit, claim or action with prejudice, if permitted by applicable law. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the company or any other person or entity referred to herein.

                8. Confidentiality. Employee agrees to use his best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as "Release Information"). Employee agrees to take every reasonable precaution to prevent disclosure of any Release Information to third parties, and agrees that there will be no publicity, directly or indirectly, concerning any Release Information. Employee agrees to take every precaution to disclose Release Information only to those attorneys, accountants, governmental entities, and family members who have a reasonably need to know of such Release Information.


                9. No Cooperation. Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

                10. Mutual Non-Disparagement. The Company agrees that its officers and directors will not make any negative or derogatory comments about Employee at any time, and Employee agrees that he will not make any negative or derogatory comments about the Company at any time. The Company agrees that it will respond to any third party inquiries about Employee, by stating only the date Employee began and terminated his employment, and that it is Company policy not to make further comments about departed employees.

     11. Costs. The Parties shall each bear their own costs, expert fees, attorneys' fees and other fees incurred in connection with this Agreement.

     12. Authority. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.

     13. No Representations. Employee represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

     14. Severability In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

     15. Entire Agreement. This Agreement and the Management Agreement and the agreements and plans referenced in such Agreements (including, without limitation, all of Employee's stock option, equity compensation and/or restricted stock purchase plans) represent the entire agreement and understanding between the Company and Employee concerning Employee's separation from the Company, and supersede and replace any and all prior agreements and understandings concerning Employee's relationship with the Company and his compensation by the Company. This Agreement may only be amended in writing signed by Employee and an executive officer of the Company.

     16. Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

     17. Effective Date. This Agreement is effective eight (8) days after it has been signed by both Parties.

     18. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

     19. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

         (a) They have read this Agreement;

         (b) They have been represented in the preparation, negotiation and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

          (c) They understand the terms and consequences of this Agreement and of the releases it contains;

          (d) They are fully aware of the legal and binding effect of this Agreement.

     IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

                                             COMPANY


Dated: _________, _____                      By _______________________________


                                             UMESH PADVAL, an individual


Dated: _________, _____                      __________________________________



                                                                             -5-